Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in Post-Effective Amendment No. 2 to the 1933 Act Registration Statement (Form S-3 No. 333-267670) and related Prospectuses of The Lincoln National Life Insurance Company for the offering of interests in the Lincoln Level Advantage 2 B-Share index-linked annuity contracts, the Lincoln Level Advantage 2 Access index-linked annuity contracts, the Lincoln Level Advantage 2 Advisory index-linked annuity contracts, the Lincoln Level Advantage 2 Advisory Class index-linked annuity contracts, and in the Lincoln Level Advantage 2 Select index-linked annuity contracts, and to the incorporation by reference therein of our report dated March 7, 2023 (except for the effect of the restatement disclosed in Note 1, as to which the date is March 30, 2023, and except for the adoption of ASU No. 2018-12 disclosed in Note 3, as to which the date is May 23, 2023), with respect to the consolidated financial statements and financial statement schedules of Lincoln National Life Insurance Company included in its Current Report on Form 8-K dated May 23, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
May 30, 2023